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THE LOEWEN GROUP INC.

(NYSE, TSE, ME: LWN)
       NEWS


Contact:
Thomas C. Franco
Broadgate Consultants, Inc.
Tel: (212) 232-2222


                              FOR IMMEDIATE RELEASE



                 LOEWEN BOARD NAMES SEASONED OPERATING EXECUTIVE

                         JOHN S. LACEY TO CHAIRMAN POST

    - New Chairman To Work With Special Committee In Carrying Out Value Maximization Process

    - Deadline For Asset Sales Extended To Accommodate Strong Interest

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VANCOUVER, BC, January 22, 1999 -- The Loewen Group Inc. (NYSE, TSE, MSE: LWN)
announced today that its Board of Directors has appointed John S. Lacey as non-executive Chairman effective immediately. Mr. Lacey was named to the Board of Directors on December 13, 1998 and was first recommended to the Board by CIBC Wood Gundy Incorporated, which beneficially owns approximately 13.6 percent of the Company's Common Stock. He is a seasoned executive with a record of bringing about operational improvements and profitable change in the organizations that he has led. Over the last several years, he has been particularly active helping companies to achieve value maximization strategies for their shareholders. Robert B. Lundgren remains President and Chief Executive Officer of the Company.



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Speaking on behalf of the Board of Directors, Loewen Group director John N.
Turner, Chairman of the Special Committee of the Board of Directors, said, "John Lacey is an extraordinarily talented leader and one of the most respected senior executives in the Canadian business community. We believe his expanded role at Loewen will strengthen the management team and provide added focus to the Board's oversight of the Company."

Mr. Lacey remains a member of the Loewen Group's Special Committee and will work closely with the independent directors on the Special Committee to complete the previously announced process of maximizing shareholder value. In addition, Mr. Lacey will actively work with Mr. Lundgren and the rest of the management team concerning operational decisions and capital structure management.

Mr. Lacey said, "I look forward to assisting management to maximize shareholder value in a timely fashion. The Company is pursuing various options to achieve the best returns for its shareholders, while also recognizing the needs of the Company's other key financial constituencies, employees and stakeholders."

Thomas M. Taylor, President of TMI-FW, Inc., and a member of the Loewen Board of Directors, said, "We are delighted that John Lacey has agreed to serve the Company in this capacity. We are confident that he will play a significant role working with the Special Committee in the process of maximizing shareholder value. All options are being considered for this process, from restructuring to a sale of the Company."

Mr. Lacey most recently served as President and Chief Executive Officer of The Oshawa Group, which owns Agora Food Merchants and SERCA Foodservice Inc. From 1996 to 1998, he served as President and Chief Executive Officer of Western International Communications Ltd. (WIC), a leading Canadian broadcast, communications and entertainment company based in Vancouver. Mr. Lacey, a graduate of the Harvard Business School, serves on the Board of Scott's Restaurants Inc. and the Liquor Control Board of Ontario.

Separately, the Special Committee announced that in order to give the new Chairman the opportunity to review information on the sale process, and as a result of the large number of parties who have expressed an interest in acquiring certain of the Company's cemetery and funeral home properties, the time frame for the submission of formal bids has been extended. The Loewen Group had previously announced that the possible sale of all or a portion of its funeral home and cemetery assets are among the options being considered under its process for maximizing shareholder value.



                                    - more -
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The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The Company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 500 cemeteries across the United States, Canada and the United Kingdom. Over 90 percent of the Company's revenue is derived from the United States.

The Loewen Group's website is located at http://www.loewengroup.com


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